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                                                                  EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
of Motorola, Inc.


    We consent to incorporation by reference in the registration statement on Form S-8 of Motorola, Inc. of our reports dated January 9, 1996, except for Note 6, which is as of February 16, 1996, relating to the consolidated balance sheets of Motorola, Inc. and consolidated subsidiaries as of December 31, 1995 and 1994, and the related statements of consolidated earnings, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in or are incorporated by reference in the annual report on Form 10-K of Motorola, Inc. for the year ended December 31, 1995.



                                       KPMG Peat Marwick LLP

Chicago, Illinois
May 10, 1996